Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

OF

TTM TECHNOLOGIES, INC.

The undersigned, being a duly authorized officer of TTM Technologies, Inc. (the “Corporation”), a corporation existing under the laws of the State of Delaware, does hereby certify as follows:

The Certificate of Incorporation of the Corporation is hereby amended by striking out the Article IV Subsection 1 thereof and by substituting in lieu thereof a new Article IV Subsection 1 reading as follows:

1.	The Corporation shall have authority to issue a total of three hundred fifteen million (315,000,000) shares, consisting of (i) three hundred million (300,000,000) shares of common stock, $0.001 par value per share (the “Common Stock”) and (ii) fifteen million (15,000,000) shares of preferred stock, $0.001 par value per share (the “Preferred Stock”).

2.

That such amendment has been duly adopted in accordance with the provisions of the General Corporation Law of the State of Delaware by the affirmative vote of the holders of a majority of the stock entitled to vote at a meeting of stockholders.

Dated: May 12, 2016

TTM TECHNOLOGIES, INC.

By:	/s/ Daniel J. Weber
Daniel J. Weber, Secretary